UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Crescent Banking Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CRESCENT BANKING COMPANY

7 Caring Way

Jasper, GA 30143

March 27, 2007

TO THE SHAREHOLDERS OF

CRESCENT BANKING COMPANY:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Crescent Banking Company (the “Company”), which will be held at the Cherokee County Chamber of Commerce, located at 3605 Marietta Highway, Canton, Georgia, Thursday, May 3, 2007 at 1:00 p.m. local time (the “Annual Meeting”).

At the Annual Meeting, you will be asked to consider and vote upon:

(1)	The election of two Class I directors to serve until the Company’s 2010 Annual Meeting of Shareholders; and

(2)	Such other matters as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached Notice of Meeting and Proxy Statement.

We sincerely hope that you can attend the Annual Meeting and vote your shares in person. In any case, please complete the enclosed proxy and return it to us, or follow the instructions for submitting your proxy vote online, which appear on page 33 of the enclosed proxy statement. Your completion and delivery of the proxy will ensure that your preferences will be expressed on the matters that are being considered, even if you cannot attend the Annual Meeting. If you deliver a completed proxy or submit your proxy vote online, but you are able to attend the Annual Meeting, you may revoke your proxy and re-cast your votes by voting in person at the Annual Meeting or by following the revocation procedures described in the accompanying proxy statement.

We want to thank you for your support this past year. We encourage you to carefully review our 2006 Annual Report to Shareholders, which accompanies the attached proxy statement.

If you have any questions about the proxy statement or the Annual Meeting, please contact us at (678) 454-2266.

Sincerely,

/s/ J. Donald Boggus, Jr.

J. Donald Boggus, Jr.
President and Chief Executive Officer

CRESCENT BANKING COMPANY

7 Caring Way

Jasper, GA 30143

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 3, 2007

TO THE SHAREHOLDERS OF

CRESCENT BANKING COMPANY:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Crescent Banking Company (the “Company”) will be held at the Cherokee County Chamber of Commerce, located at 3605 Marietta Highway, Canton, Georgia, Thursday, May 3, 2007 at 1:00 p.m. local time (together with any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

(1)	Elect Directors. To elect two Class I directors to serve until the Company’s 2010 Annual Meeting of Shareholders; and

(2)	Other Business. To act upon such other matters as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

The enclosed proxy statement explains these proposals in greater detail.

Only shareholders of record at the close of business on March 26, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Your vote is important. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign, and return the enclosed form of proxy in the accompanying envelope or submit a proxy vote online. Instructions for submitting proxy votes online appear on page 33 of this proxy statement. The proxy, whether submitted by mail or online, may be revoked by the person executing or submitting the proxy by filing with the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting and for a period of ten days prior thereto at the Company’s executive offices in Jasper, Georgia.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Donald Boggus, Jr.

J. Donald Boggus, Jr.
President and Chief Executive Officer

Jasper, Georgia

March 27, 2007

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY VOTE ONLINE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY BY MAIL OR SUBMITTED YOUR PROXY VOTE ONLINE.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

OF CRESCENT BANKING COMPANY

TO BE HELD THURSDAY, MAY 3, 2007

INTRODUCTION

This proxy statement is furnished to the shareholders of Crescent Banking Company (the “Company”) in connection with the solicitation by the Company of proxies for use at the Company’s 2007 Annual Meeting of Shareholders (together with any postponements or adjournments thereof, the “Annual Meeting”). The Annual Meeting will be held at the Cherokee County Chamber of Commerce, located at 3605 Marietta Highway, Canton, Georgia on Thursday, May 3, 2007 at 1:00 p.m. local time. The Annual Meeting is being held to consider and vote upon (i) the election of two Class I directors to serve until the Company’s 2010 Annual Meeting of Shareholders, and (ii) such other business as may properly come before the Annual Meeting. These proposals are described in greater detail elsewhere in this proxy statement.

The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting other than the matters described in this proxy statement. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission (the “SEC”), the persons named as proxies on the enclosed proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the Annual Meeting that were submitted to the Company after February 17, 2007. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director if a director nominee is unable to serve for good cause and will not serve, and on matters incidental to the conduct of the Annual Meeting.

This proxy statement is dated March 27, 2007 and is first being mailed to the shareholders of the Company on or about April 3, 2007. A copy of the Company’s 2006 Annual Report to Shareholders (the “Annual Report”) accompanies this proxy statement.

Shareholders of the Company may also receive, at no charge except the Company’s cost of copying exhibits, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC by the Company, by making a written or oral request to J. Donald Boggus, Jr., President and Chief Executive Officer, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143, telephone (678) 454-2266.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES, AND VOTING

The Company’s Board of Directors has fixed the close of business on March 26, 2007 as the record date for the determination of the Company’s shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of the Company at the close of business on the record date will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 2,624,773 shares of the Company’s common stock, $1.00 par value, issued and outstanding and held by approximately 1,360 shareholders of record. Notwithstanding the record date specified above, the Company’s stock transfer books will not be closed and shares of the Company’s common stock may be transferred at any time subsequent to the record date. However, all votes must be cast in the names of shareholders of record on the record date.

Holders of common stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of common stock held of record at the close of business on the record date. Instructions for submitting a proxy vote online appear on page 33 of this proxy statement. Shares of common stock represented by a proxy properly executed or submitted online, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares of common stock will be voted “FOR” the election of the nominees for director named in this proxy statement and in the discretion of the proxy holders as to any other business properly brought before the Annual Meeting.

A shareholder who gives a proxy, whether submitted by mail or online, may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed as follows: Crescent Banking Company, P.O. Box 668, Jasper, Georgia, 30143, Attention: J. Donald Boggus, Jr., President and Chief Executive Officer.

Cost of Solicitation of Proxies

This proxy is being solicited by the Company’s Board of Directors. The expense of this solicitation, including the cost of preparing and mailing this proxy statement and the accompanying Annual Report, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit proxies in person or by telephone or telegraph.

Quorum and Voting Requirements

The approval of all proposals brought before the Annual Meeting requires that a quorum be present at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares represented at the Annual Meeting that are withheld or abstained from voting and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are not submitted or are voted on some matters but not on others) will be considered present for purposes of determining a quorum at the Annual Meeting. Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date.

The election of the nominees for directors discussed in Proposal One requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the two nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention, broker non-vote or otherwise) will not be counted in determining the number of votes cast for those persons.

Any other proposal that is properly brought before the Annual Meeting requires the approval of a majority of the votes cast at the Annual Meeting. Any shares that are not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the vote.

Adjournment

In the event that a quorum is not represented in person or by proxy at the Annual Meeting, a majority of shares represented at that time may adjourn the Annual Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is presently divided into three classes, designated as Class I, Class II, and Class III directors. Each of Class I and Class II consists of two members while Class III consists of three members, each serving for a period of three years from their respective dates of election. Class I directors are presently serving a term that expires upon the Company’s 2007 Annual Meeting of Shareholders. The Class II and Class III directors are currently serving terms that expire upon the Company’s Annual Meeting of Shareholders in 2008 and 2009, respectively.

Election of Directors

Election of Two Class I Directors. Messrs. John S. Dean, Sr. and Charles R. Fendley are presently serving as Class I directors whose terms will expire at the Annual Meeting. Mr. Dean was elected as a Class I director at the Company’s 2004 Annual Meeting of Shareholders, and has served on the Company’s Board since 2000. Mr. Fendley previously served on the Company’s Board from 1994-2001, and was elected as a Class I director at the Company’s 2004 Annual Meeting of Shareholders.

Messrs. Dean and Fendley have been nominated by the Company’s Board of Directors based upon the recommendation of the Nominating and Corporate Governance Committee to stand for re-election. If elected, Messrs. Dean and Fendley will serve as Class I directors for a three year term expiring at the Company’s 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

Information Relating to Directors, Executive Officers and Nominees

The table on the following pages sets forth, as to each director, executive officer or nominee, (i) his or her name; (ii) his or her age at March 26, 2007; (iii) the year he or she was first elected as a director or appointed as an officer; (iv) a description of positions and offices that he or she holds with the Company (other than as a director), Crescent Bank & Trust Company (the “Bank”), and Crescent Mortgage Services, Inc., the Company’s wholly-owned mortgage banking subsidiary (“CMS”), if any; (v) a brief description of his or her principal occupation or occupations over at least the last five years; and (vi) his or her other business experience. Information regarding the number of shares of common stock beneficially owned by him or her on March 26, 2007 and the percentage of the total shares of common stock outstanding on March 26, 2007 that his or her beneficial ownership represents is set forth under the caption “Ownership of Common Stock by Directors, Executive Officers and Certain Beneficial Owners.”

Name; Age at March 26, 2007; Year First Elected as Director of Company	Principal Occupation and Business Experience

Nominees for Election as Class I Directors (Term Expiring 2007, Unless Re-Elected)

John S. Dean, Sr. Age 67 2000	Mr. Dean served as President and Chief Executive Officer of Amicalola Electric Membership Cooperative from 1975 until his retirement in January 2000. Mr. Dean has served as a director of CoBank, a $22 billion Cooperative Bank, for nine years. Mr. Dean has served as a director of the Bank since its organization and of CMS since April 1998. Mr. Dean has served on the Company’s Board of Directors since April 2000 and as its Chairman since September 2003.

Charles R. Fendley Age 61 2003	Mr. Fendley served as the Vice President of Jasper Yarn Processing, Inc., a textile business, from 1972 until 1996, and was a director of Oglethorpe Power Corporation from 1993 to 1997. Mr. Fendley has also served as a Director of Georgia Transmission Corporation since 1997, and currently serves as Chairman of the Board. He has served as a Director of Amicalola Electric Membership Corp. since 1972, and currently serves as Chairman of the Board. Mr. Fendley has served as Senior Vice President and a director of the Bank since its organization. Since August 1996, Mr. Fendley has served as a mortgage officer of the Bank. Mr. Fendley served on the Company’s Board of Directors from 1994 to 2001 and from 2002 until the present, and served as Secretary of the Company from May 1995 to April 2001.

Incumbent Class II Directors (Term Expiring 2008)

Charles A. Gehrmann Age 69 2000	Mr. Gehrmann worked for Mack Trucks, Inc., including the position of regional manager, from 1963 until 1990 when he purchased the Mack Truck franchise in Atlanta, Georgia. Mr. Gehrmann sold Mack Sales of Atlanta, Inc. in 1999 and continued to serve as its President and Chief Executive Officer until 2001. Mr. Gehrmann currently serves as a director of the Associated Credit Union, where he has served since 1984. Mr. Gehrmann has served as a director of the Bank since April 1995, of CMS since April 1996 and of the Company since January 2000. Mr. Gehrmann has served as Chairman of CMS since April 2001.

Name; Age at March 26, 2007; Year First Elected as Director of Company	Principal Occupation and Business Experience
J. Donald Boggus, Jr. Age 43 1999	Mr. Boggus began his banking career working with C & S National Bank in 1984 while attending the Georgia Institute of Technology. After serving as a staff accountant for two years with a regional accounting firm, Mr. Boggus worked as Controller for Etowah Bank in Canton, Georgia. Mr. Boggus joined the Bank as Controller in March 1989. Mr. Boggus served as Chief Financial Officer of the Bank and the Company until being named President and Chief Executive Officer in April 1996. Mr. Boggus has served on the Board of Directors of each of the Bank and CMS since April 1996 and of the Company since April 1999. Mr. Boggus serves as Secretary of CMS. Mr. Boggus also serves as a director of Covenant Bank & Trust Company.

Incumbent Class III Directors (Term Expiring 2009)

Michael W. Lowe Age 59 1991	Mr. Lowe founded Jasper Jeep Sales, Inc. in 1976 and has served as its Chief Executive Officer since that time. Mr. Lowe has been a director of the Company and of the Bank since their respective organizations.

Janie Whitfield Age 64 2002	Ms. Whitfield owned and operated Mountain Gold, Inc., which did business as the Bargain Barn, a retail sporting goods store, for 36 years before selling that company in 1998. Ms. Whitfield was an organizer of the Bank and has served as a director since its inception. Ms. Whitfield chaired the Bank’s loan committee for three years, served as the Bank’s Chairperson from April 2002 until May 2003 and previously served as the Bank’s Vice Chairperson and Secretary. Ms. Whitfield has served as a director of the Company since April 2002.

Cecil Pruett Age 68 2004	Mr. Pruett is currently serving his third term as the Mayor of the City of Canton. Mr. Pruett also owns Pruett and Associates, an insurance agency. Mr. Pruett has served as a director of the Bank since January 2000 and is the current Chairman of the Bank’s Board of Directors. He has served as a director of the Company since 2004. Mr. Pruett was a director of the Bank of Canton until it was sold to Wachovia. Mr. Pruett serves as a director of the Georgia Baptist Children’s Home, the North Georgia Regional Development Center, the Georgia Municipal Employees Benefit Plan, the Joe E. Johnston Foundation and Reinhardt College Board of Trustees. Mr. Pruett is President Elect of the Georgia Municipal Association. Mr. Pruett was appointed by Governor Barnes to serve on the Advisory Committee for Land Conservation.

Name; Age at March 26, 2007; Year First Appointed as Officer of Company	Principal Occupation and Business Experience

Executive Officers of the Company Not Serving as Director

Leland W. Brantley, Jr. Age 35 2002	Mr. Brantley serves as Executive Vice President and Chief Financial Officer for the Company and the Bank. Mr. Brantley joined the Company in November 2002. He has a B.S. in Accounting from Wake Forest University and is a Certified Public Accountant. Mr. Brantley held the position of Chief Financial Officer for Hometown Bank of Villa Rica from April 2000 to November 2002. Mr. Brantley served as a senior accountant for Bricker and Melton, P.A. from December 1996 to March 2000. Prior to Bricker and Melton, Mr. Brantley worked as a staff accountant with Hazlett, Lewis and Bieter, PLLC from January 1995 to December 1996.

A. Bradley Rutledge, Sr. Age 43 2002	Mr. Rutledge serves as Executive Vice President and Chief of Loan Administration of the Bank. Mr. Rutledge joined the Bank in 2002 after serving as County President for Regions Financial Corporation. He graduated from Berry College with a B.S. degree in 1987, and began his banking career with Pickens County Bank in the late 1980’s. He remained with Pickens County Bank for over 13 years, holding numerous positions and transitioning through mergers with 1st National Bancorp and Regions Financial Corporation.

Anthony N. Stancil Age 43 2004	Mr. Stancil serves as Executive Vice President and Chief of Loan Production of the Bank. Mr. Stancil joined the Company in January 2004 after serving as Executive Vice President and Senior Credit Officer of Regions Bank of Cherokee. He graduated from the University of Georgia with a B.B.A. in Banking & Finance, and holds an Associates degree from Reinhardt College. He began his banking career in 1985 at Citizens Bank in Ball Ground, Georgia. After the acquisition of Citizens Bank by Regions Financial Corporation, Mr. Stancil served as Senior Vice President and Senior Lending Officer at Regions Bank of Cherokee from May 1996 to June 2001 and as Executive Vice President and Senior Credit Officer from June 2001 to January 2004.

Bonnie B. Boling Age 52 1997	Ms. Boling serves as Executive Vice President and Retail Administrator. From April 1997 until November 2002, Ms. Boling served as Senior Vice President and Chief Financial Officer for the Company, the Bank and CMS. She has a B.S. in Accounting from Kennesaw State University. Ms. Boling held the position of Senior Vice President and Chief Financial Officer for Cherokee Federal Savings Bank, FSB and Bank of North Georgia from 1989 to 1994. Ms. Boling has worked in the banking industry since 1973.

Recommendation and Required Vote

The election of the nominees for directors discussed in Proposal One requires approval by a “plurality” of the votes cast by the shares of common stock entitled to vote in the election. This means that the two nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. All shares represented by valid proxies, and not revoked before they are exercised, will be voted in the manner specified therein. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees, or that are not voted (whether by abstention, broker non-votes or otherwise) will not be counted in determining the number of votes cast for those persons. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by the Company’s Board of Directors based upon the recommendation of the Nominating and Corporate Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (two persons). Cumulative voting is not permitted.

The nominees have been nominated by the Company’s Board of Directors based on the recommendation of the Company’s Nominating and Corporate Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” this Proposal One.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN

BENEFICIAL OWNERS

The following table reflects the number and percentage of shares of common stock beneficially owned, as of March 26, 2007, by (i) each of the directors, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all of the directors and executive officers of the Company as a group, and (iv) those persons known by the Company to beneficially own more than 5% of the common stock. Management of the Company is informed that all such shares were held individually by each such shareholder with sole voting and investment power, except as noted herein.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
J. Donald Boggus, Jr., President, Chief Executive Officer and Director 281 Happy Talk Trail Jasper, GA 30143	234,204 (2) (13)	8.83%
John S. Dean, Sr., Chairman 357 Alpine Drive Jasper, GA 30143	50,029 (3)	1.90%
Charles R. Fendley, Director 165 Town Creek Trail Jasper, GA 30143	20,018 (4)	0.76%
Charles Gehrmann, Director 761 ADRA Road Morganton, GA 30560	34,752 (5)	1.32%
Michael W. Lowe, Director Fox Run Jasper, GA 30143	601,679 (6)	22.84%
Cecil Pruett, Director 371 Hilton Way Canton, Georgia 30114	12,007 (7)	0.46%
Janie Whitfield, Director Rachel Drive Jasper, GA 30143	65,650 (8)	2.50%
Leland W. Brantley, Jr., Chief Financial Officer 977 Laurel Field Lane Marietta, GA 30064	13,666 (9) (13)	0.52%
A. Bradley Rutledge, Sr., Executive Officer 387 Winchester Ridge North Jasper, Georgia 30143	25,083 (10) (13)	0.95%
Anthony N. Stancil, Executive Officer 5010 Rebels Run Canton, Georgia 30114	27,060 (11) (13)	1.02%
Bonnie B. Boling, Executive Officer 264 East Boling Road Jasper, Georgia 30143	25,408 (12) (13)	0.96%
All current directors and executive officers as a group (11 persons)	1,109,556	40.24%

(1)	Information relating to beneficial ownership of common stock is based upon information furnished by each person using “beneficial ownership” concepts as set forth in the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
(2)	Includes 1,480 shares held by Mr. Boggus’ wife, 97,874 shares held by Pickland, Inc., 45,430 shares held by DJT Investments, LLLP, 39,970 shares held by Happy Talk Trail Partners LLLP, 8,114 shares held by Trust U/W James D. Boggus, Sr. and 28,333 shares Mr. Boggus has the right to acquire within 60 days pursuant to vested options.
(3)	Includes 9,700 shares Mr. Dean has the right to acquire within 60 days pursuant to vested options.
(4)	Includes 7,778 shares Mr. Fendley has the right to acquire within 60 days pursuant to vested options.
(5)	Includes 9,300 shares Mr. Gehrmann has the right to acquire within 60 days pursuant to vested options.
(6)	Includes 27,728 shares held by Mr. Lowe’s wife and held as custodian for his children and 9,300 shares Mr. Lowe has the right to acquire within 60 days pursuant to vested options.
(7)	Includes 3,528 shares Mr. Pruett has the right to acquire within 60 days pursuant to vested options.
(8)	Includes 3,128 shares Ms. Whitfield has the right to acquire within 60 days pursuant to vested options.
(9)	Includes 12,166 shares Mr. Brantley has the right to acquire within 60 days pursuant to vested options.
(10)	Includes 18,333 shares Mr. Rutledge has the right to acquire within 60 days pursuant to vested options.
(11)	Includes 17,500 shares Mr. Stancil has the right to acquire within 60 days pursuant to vested options and 8,048 shares that are held in street name.
(12)	Includes 13,333 shares Ms. Boling has the right to acquire within 60 days pursuant to vested options.
(13)	On December 21, 2006, the Company awarded 2,000 restricted shares of common stock to Mr. Boggus and 1,500 shares of restricted stock to each of Ms. Boling and Messrs. Brantley, Stancil and Rutledge. These shares vest on December 21, 2009; however, if the holder ceases to be employed by the Company prior to December 21, 2009, he or she loses all rights with respect to these shares. The ownership totals for each of these individuals includes these restricted shares.

CORPORATE GOVERNANCE

Attendance at Board of Director and Committee Meetings

During 2006, the Board of Directors held 12 meetings. Each member of the Company’s Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served. All of the Company’s directors were in attendance at the Company’s 2006 Annual Meeting, except for Michael W. Lowe. Although the Company has no specific policy with respect to director attendance at meetings, we encourage our directors to attend each annual meeting of shareholders and all meetings of the Board and committees on which the directors serve.

Independent Directors

The Company’s common stock is listed on the Nasdaq Capital Market. Nasdaq requires that a majority of our directors be “independent directors,” as defined in the Nasdaq Rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of a director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that a majority of the Company’s directors are independent directors under the Nasdaq Rules. The following current directors and nominees for director constitute independent directors:

John S. Dean, Sr.

Charles Gehrmann

Michael W. Lowe

Janie Whitfield

Independent Director Meetings in Executive Sessions

The Company’s independent directors, as defined under the Nasdaq Rules, meet separately from the other directors at such times as may be deemed appropriate by the Company’s independent directors. The independent directors did not meet separately during 2006. Any independent director may call an executive session of independent directors at any time.

Committees of the Board of Directors

The Company maintains standing Executive, Audit, Compensation, and Nominating and Corporate Governance Committees. These committees also serve the same functions for the Bank.

Nominating and Corporate Governance Committee

General

The Nominating and Corporate Governance Committee is composed of Messrs. Gehrmann (Chairman) and Dean and Ms. Whitfield, all of whom are independent directors as defined in the Nasdaq Rules. The Nominating and Corporate Governance Committee has the authority and responsibilities set forth in its Charter, including identifying individuals qualified to become members of the Board of Directors of the Company or the Bank, and recommending to the Boards of the Company and the Bank the director nominees for the next annual meeting of shareholders. While nominees recommended by shareholders will be considered, the Nominating and Corporate Governance Committee has not actively solicited recommendations. The Committee also takes a leadership role in shaping corporate governance policies and practices including recommending to the Board of Directors the corporate governance principles applicable to the Company and monitoring Company compliance with said policies and guidelines. The responsibilities and duties of the Nominating and Corporate Governance Committee are more fully set out in the Committee’s Charter, which is available on the Company’s website at www.crescentbank.com. The Nominating and Corporate Governance Committee held one meeting during 2006.

The Bank’s Board of Directors maintains separate Mortgage Banking, Loan, and Asset/Liability and Investment Committees.

Director Nominating Process

The Nominating and Corporate Governance Committee reviews and makes recommendations to the full Board of Directors regarding the composition, size and organization of the Board so that the Board consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable Nasdaq and regulatory requirements.

The Company’s Nominating and Corporate Governance Committee identifies director candidates based upon suggestions from current directors and executives, recommendations from shareholders and, in some cases, advice received from one or more search firms engaged by the Nominating and Corporate Governance Committee. No fees were paid to any such search firm during 2006. Director candidates are typically interviewed by the Chairman of the Nominating and Corporate Governance Committee and at least one other member of the Committee. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating and Corporate Governance Committee following this process.

Any shareholder may recommend a director nominee by submitting the following information to the Company’s Nominating and Corporate Governance Committee, c/o Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class and number of shares of the Company that the proposed nominee beneficially owns; (iv) any other information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies pursuant to any applicable law, rule or regulation; (v) the name and record address of the shareholder making the recommendation; and (vi) the class and number of shares of the Company that the shareholder making the recommendation beneficially owns. To be considered for inclusion in the proxy statement, recommendations must be received by December 5, 2007, which is 120 calendar days before the one-year anniversary of the date the Company mailed this proxy statement to shareholders, and the recommendation must include information relating to the expertise, skills, attributes and personal and professional background of such candidates. All recommendations will be brought to the attention of the Company’s Nominating and Corporate Governance Committee, which may solicit additional information from the recommending shareholder or the candidate. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director that are identified by Company directors, executives or director search firms.

Shareholder Communications to the Board of Directors

Shareholders who wish to communicate with the Board of Directors, a Board committee, any group of directors or any individual director may do so by sending written communications addressed to the Board of Directors, a Board committee, a group of directors or an individual director, c/o Secretary, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143. All communications will be compiled by the Company’s Secretary and submitted to the addressee or addressees at the next regular meeting of the Board.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics applicable to all directors, officers and employees, with special provisions applicable to the Company’s Chief Executive Officer and its financial officers. A copy of the Code of Conduct and Ethics will be provided, without charge, upon request to our Secretary, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143. The Code of Conduct and Ethics complies with applicable Nasdaq and SEC requirements.

Audit Committee

General

The Audit Committee of the Board of Directors is composed of Messrs. Dean (Chairman) and Gehrmann and Ms. Whitfield, all of whom are independent directors as defined in the Nasdaq and SEC rules and meet the heightened independence requirements for service on a listed company audit committee. The Audit Committee has the authority and responsibilities set forth in its Charter, including reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints independent auditors, reviews and approves their audit plan and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors. The responsibilities and duties of the Audit Committee are more fully set out in the Committee’s Charter, which is available on the Company’s website at www.crescentbank.com. The Audit Committee held 12 meetings during 2006.

Report of the Audit Committee

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter originally adopted by the Board of Directors and the Audit Committee on June 13, 2000, and subsequently revised to reflect changes required by the Sarbanes-Oxley Act of 2002 and SEC and Nasdaq Rules.

This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2006 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2006 and 2005 and the operating results for the three year period ended December 31, 2006.

The Audit Committee is composed of three persons, all of whom currently are “independent directors,” as defined in the Nasdaq and SEC rules and meet the heightened independence requirements for service on a listed company audit committee. None of the Audit Committee members is or has been an officer or employee of the Company or any of its subsidiaries, has engaged in any nonexempt business transaction or has any nonexempt business or family relationship with the Company or any of its subsidiaries or affiliates, other than in the ordinary course of business. Given our non-urban location, to date we have been unable to identify a suitable candidate for director that would qualify as an “audit committee financial expert,” as defined by the SEC, to become a member of the Audit Committee. The Board of Directors believes that the incumbent Audit Committee members’ financial acumen is strong and that they can discharge the Audit Committee’s responsibilities. The Audit Committee also serves as the audit committee of the Bank.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls as well as the independence and performance of the Company’s independent auditors and internal auditors. The Audit Committee also appoints or recommends annually to the Board of Directors the accountants to serve as the Company’s independent auditors for the coming year. The Audit Committee pre-approves the professional services that are provided by the Company’s independent auditor in accordance with the pre-approval policy discussed under “Audit Committee Pre-Approval Policy.”

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under its Charter and applicable law. To carry out its responsibilities, the Audit Committee met 12 times during 2006.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and discussed with the Company’s independent auditors, Dixon Hughes PLLC (“Dixon Hughes”), their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee discussed with Dixon Hughes its independence from management and the Company, including the written disclosures, letter and other matters required of Dixon Hughes by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2006 by Dixon Hughes that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2006 is compatible with maintaining Dixon Hughes’ independence, and determined that the provision of non-audit services by Dixon Hughes is compatible with being independent.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee also recommended to the Board of Directors that the Company retain Dixon Hughes as the Company’s independent auditors for 2007.

The Board has approved and ratified such recommendation. In addition, the Committee has pre-approved the scope of non-audit services anticipated to be performed by Dixon Hughes in 2007 and the estimated budget for those services.

Audit Committee

John S. Dean, Sr., Chairman
Charles Gehrmann
Janie Whitfield

March 27, 2007

Compensation Committee

General

The Company’s Compensation Committee is composed of Ms. Whitfield (Chairperson) and Messrs. Dean and Gehrmann, all of whom are independent directors as defined in the Nasdaq Rules. The Compensation Committee has the authority and responsibilities set forth in its Charter, including determining the compensation of the executive officers and employees of the Company, the Bank and CMS. All officers of the Company are compensated by the Bank because they are dual employees of the Bank and the Company, and are not separately compensated for their services as employees of the Company. The Compensation Committee also administers various of the Company’s benefit and incentive plans. The Compensation Committee has the power to interpret the provisions of the Company’s Dividend Reinvestment and Stock Purchase Plan, the 1995 Stock Option Plan for Outside Directors (the “1995 Director Plan”), the 2001 Non-Employee Director Stock Option Plan (the “2001 Director Plan”) and the 2001 Long-Term Incentive Plan (the “2001 LTIP”). The responsibilities and duties of the Compensation Committee are more fully set out in the Committee’s Charter, which is available on the Company’s website at www.crescentbank.com. The Compensation Committee held 4 meetings during 2006.

Compensation Committee Interlocks and Insider Participation

Ms. Whitfield (Chairperson) and Messrs. Dean and Gehrmann served on the Compensation Committee during the fiscal year ended December 31, 2006. None of the members of the Compensation Committee was, during the fiscal year ended December 31, 2006, an officer or employee of the Company and none of the members of the Compensation Committee is a former officer of the Company.

During the fiscal year ended December 31, 2006:

•

No executive officer of the Company served as a member of the compensation committee or other board committee performing similar functions (or on the board of directors of any entity without such a committee) of another entity, one of whose executive officers served on the Compensation Committee of the Company.

•	No executive officer of the Company served on the board of directors of another entity, one of whose executive officers served on the Compensation Committee of the Company.

•

No executive officer of the Company served as a member of the compensation committee or other board committee performing similar functions (or on the board of directors of any entity without such a committee) of another entity, one of whose executive officers served as a director of the Company.

Report of the Compensation Committee

The Compensation Committee of the Board oversees the compensation program of Crescent Banking Company on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement beginning on page 15.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its proxy statement on Schedule 14A to be filed in connection with the Company’s 2007 annual meeting of shareholders, each of which will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee

Janie Whitfield, Chairperson
John S. Dean, Sr.
Charles Gehrmann

March 27, 2007

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive officers are appointed annually by the respective Boards of Directors of the Company and the Bank following the annual meetings of shareholders, to serve until the next annual meeting and until their successors are chosen and qualified.

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s principal executive officer, principal financial officer and certain other executive officers who make in excess of $100,000 per year (collectively, the “named executive officers”).

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies. In 2006, our named executive officers were J. Donald Boggus, Jr., President and Chief Executive Officer of the Company and the Bank; Leland W. Brantley, Executive Vice President and Chief Financial Officer of the Company and the Bank; A. Bradley Rutledge, Sr., Executive Vice President and Chief of Lending Administration of the Bank; Anthony N. Stancil, Executive Vice President and Chief of Lending Production of the Bank; and Bonnie B. Boling, Executive Vice President and Retail Administrator of the Bank.

Compensation Program Objectives

Our compensation program is designed to align total compensation with the value created for the Company’s shareholders. We believe that compensation of our executive officers should be directly linked to the Company’s operating performance and the executive officer’s individual performance, and that achievement of performance objectives over time is the primary determinant of share price.

The underlying objectives of our compensation strategy are to:

•	establish incentives for our executive officers to achieve and maintain short-term and long-term operating performance goals for the Company,

•	link executive and shareholder interests through equity-based compensation, and

•	provide a total compensation package that rewards and recognizes both individual contributions as well as overall business results, while remaining competitive with the market.

Determination of Executive Compensation Levels: Company Performance and Market Data

Our decisions regarding appropriate compensation levels for our named executive officers are based on our general assessment of the Company’s performance in the prior fiscal year. As discussed below, we use publicly available market data to review how our compensation levels compare to those of our peers. In 2006, we did not engage a compensation consultant and we did not review formal peer group compensation surveys.

Company Performance

The Committee’s determination of compensation for our named executive officers involves a review of the Company’s performance in three areas: (i) net income, (ii) asset quality, and (iii) loan production. Any one of these performance measures may have more or less significance for each individual executive officer.

•	Net income is a measure of our actual revenues after subtracting all of our costs.

•	Asset quality measures the quality of our loans and leases – our “assets” – as measured by a lender’s credit standards.

•	Loan production measures the dollar volume of loans originated with the Company.

Considered together, we believe that these three performance measures drive the profitability and market value of the Company.

Market Data

We also consider the compensation levels, programs and practices of our peers to assist us in designing market-competitive executive compensation packages. In 2006, we used two peer groups, which we selected on the basis of the comparability of asset size, for purposes of our review of the total compensation (base salary and annual bonus) provided to executive officers. The first peer group was comprised of the following publicly-traded local competitors, which consisted of the following:

Appalachian Bancshares, Inc.	PAB Bankshares, Inc.

Flag Financial Corporation	Summit Bank Corporation

GB&T Bancshares, Inc.	WGNB Corp.

Integrity Bancshares, Inc.

The second peer group was comprised of publicly-traded banks in the greater Southeast region. The purpose of using both peer groups is to provide a basis for comparison as to the practices of other publicly-traded banks on both a local and larger, regional scale. We do not seek to be at the median or any other specific level within the peer group. Rather, we use the peer group information to assist us in evaluating whether the compensation we provide is consistent with the compensation provided by our competitors. We obtain information on the compensation levels, programs and practices of the companies within the peer groups annually from such companies’ reports and information that is publicly filed with the Securities and Exchange Commission.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following components: base salary, annual cash incentive awards, and long-term incentive opportunities. We also provide our executive officers with certain perquisites and other benefits, including retirement and severance benefits.

Base Salary

Our compensation program is intended to provide a base salary that is competitive with the market and to reward individual performance while providing salaries consistent with the Company’s performance. Mr. Boggus makes salary recommendations to the Compensation Committee with respect to executive officers other than himself, and the Compensation Committee reviews the base salaries of our executive officers on an annual basis. In establishing executive officer salaries, the Compensation Committee and Mr. Boggus consider the base salaries provided by the companies in both peer groups, as well as the annual performance of the individual named executive officer. As discussed earlier, we do not target salary at any particular level within the peer group salaries for that position. Rather, we use the peer group as a comparison for compensation levels that we derived independently. We look at an individual’s performance in whole, rather than evaluate the executive’s performance in any specific area.

Based on the Compensation Committee’s review of the overall performance of the Company and the executive officers, as well as peer group practices, base salaries for 2006 for our named executive officers were increased from 2005 levels. The following percentages for each named executive officer represent the percentage increase from 2005 levels: Mr. Boggus, 6%; Mr. Brantley, 6.9%; Mr. Rutledge, 12%; Mr. Stancil, 5%; and Ms. Boling, 17.6%. Mr. Rutledge’s salary increase was substantially higher than that of the other named executive officers due to his new position as Chief of Lending Administration at the Bank. Ms. Boling’s salary increase was substantially higher than that of the other named executive officers in order to more closely align her base salary with that of executive officers in similar positions within the peer group. In fiscal years 2004 and 2005, her base salary was below market because she was new to her position as Executive Vice President and Retail Administrator of the Bank. At such time, the Company chose to evaluate her performance over time and, based on her performance, gradually increase her salary to market levels. The actual salaries earned by our named executive officers in 2006 are shown in the “Salary” column of the Summary Compensation Table beginning on page 19 of this proxy statement.

During fiscal year 2006, the Company continued to perform at a high level with respect to net income and asset quality. Consistent with our philosophy that executive officer compensation should be closely tied to the Company’s financial performance, in November 2006, the Compensation Committee approved salary increases for fiscal year 2007 for our named executive officers as follows, which reflect the percentage increase from 2006 levels as indicated: Mr. Boggus, $280,000, a 5.66% increase; Mr. Brantley, $166,000, a 7.10% increase; Mr. Rutledge, $178,000, a 5.95% increase; Mr. Stancil, $178,000, a 5.95% increase; and Ms. Boling, $130,000, a 7.88% increase.

Annual Cash Incentives

The purpose of providing annual cash incentive awards to our named executive officers is to reduce the need for significant annual base salary increases as a reward for past performance and to emphasize the potential rewards associated with future performance. In 2006, we did not grant annual cash incentive awards under a formula-based plan and we did not establish specific performance targets for the Company or the individual executive officer. We do not target any specific percentage of the executive’s base salary for a dollar value of the cash incentive. Instead, consistent with our goal of rewarding financial and individual performance while remaining competitive with the market, the appropriate amount of annual cash incentive awards was based on the Compensation Committee’s and Mr. Boggus’ evaluation of (i) the performance of both the Company and the individual executive officer, and (ii) peer group practices. As discussed earlier, we use information from our peer group to judge whether the annual cash incentive awards we provide are consistent with those provided by our competitors. Market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year.

The Compensation Committee and Mr. Boggus also review the Company’s performance against budget and strategic plan in three general areas: net income, asset quality and loan production. As discussed above, these performance measures were chosen by the Committee because they are the primary determinants of the Company’s profitability and market value. Although the Company does not set specific performance targets or goals, the Company’s performance in these three areas allows us to determine whether the Company had a positive or negative year, and, therefore, whether and to what extent annual cash incentive awards will be awarded to our named executive officers. The three performance measures generally are weighted equally. In 2006, the Company exceeded budget by 20% with respect to net income and the Company met budget as to asset quality but performed slightly below budget with respect to loan production.

At the end of the year, Mr. Boggus recommends to the Compensation Committee the annual cash incentive awards for our named executive officers other than himself. In 2006, our named executive officers received annual cash incentive awards which represent the following percentage of their 2006 annual base salaries: Mr. Boggus, 37.74%; Mr. Brantley, 74.84%; Mr. Rutledge, 90.48%; Mr. Stancil, 90.48%; and Ms. Boling, 50.21%. Their actual awards earned in 2006 are shown in the “Bonus” column of the Summary Compensation Table beginning on page 19 of this proxy statement.

In January 2007, the Board adopted a formal performance plan under which we will grant our annual cash incentive awards to our named executive officers. The Officer Incentive Plan, which we will refer to as the Incentive Plan, furthers both the incentive and reward elements of our compensation philosophy. The opportunity to receive clearly defined cash awards will encourage executives to work to achieve the performance targets. The Incentive Plan also is designed to reward participants, on an annual basis, for producing above-average, long-term profitability for the Company. Under the Incentive Plan, each participant’s potential bonus will be determined by using a pre-established sliding scale, which represents a percentage of his or her base salary. Participant awards will be determined relative to the achievement of pre-determined performance goals, which will be based on the judgment of the Company’s executive management and the Compensation Committee.

Long-Term Incentives

Long-term incentive awards are an important element of our compensation program because these awards provide a close link to the interests of our shareholders and assist with the retention of our executive officers. Historically, our named executive officers received long-term incentive awards in the form of time-vesting stock option grants. In 2006, however, we replaced stock option awards with awards of restricted stock. This change was prompted by (i) the new accounting rules under FAS123R, (ii) the retention value added by restricted stock, and (iii) our view that our competitors are increasingly using restricted stock as opposed to stock options to provide incentives for their executive officers.

In December 2006, we granted restricted stock awards to our named executive officers. The Committee approves and grants equity awards on the same date. For more information on these grants, please see the Grants of Plan-Based Awards table on page 21 of this proxy statement. The number of shares of restricted stock granted to our executives was determined in part upon peer group data reviewed by Mr. Boggus and our Compensation Committee, and in part upon consideration of what we think would be a significant award to our executives sufficient to retain them and encourage performance. In furtherance of two of our compensation objectives – retention and emphasis on long-term performance – the Committee designed the restricted stock awards to vest in full on the third anniversary of the grant date. The restricted stock grants encourage our executives to remain with the Company because if they terminate employment with us prior to the vesting date, he or she will forfeit the award, which is a significant portion of their compensation. Furthermore, the three-year vesting schedule provides an incentive to increase the price of our common stock during such three-year period by increasing the market value of the Company.

Other Benefits

As mentioned above, in addition to the three main elements of our compensation program – base salary, annual cash incentives, and long-term incentives – we also provide certain perquisites and other benefits to our named executive officers.

Perquisites. We offer limited executive perquisites to our named executive officers. Our named executive officers receive a car allowance, in the case of Messrs. Brantley, Rutledge, Stancil and Ms. Boling, or company-leased car, in the case of Mr. Boggus. Mr. Boggus also receives life insurance coverage benefits. We believe that these perquisites are comparable to those provided by the companies in our peer group. For information on the incremental cost of these perquisites, please see footnote 3 to the Summary Compensation Table on page 20 of this proxy statement.

Retirement Benefits. Retirement benefits are important to our compensation program because they provide an effective retention tool for our executives. In addition, the retirement benefits we offer are comparable to those offered by the companies in our peer group. Our named executive officers are eligible to participate, along with a substantial majority of our employees, in the Crescent Bank and Trust Co. 401(k) Plan, a tax-qualified defined contribution retirement plan. In 2006, we matched 2% of employee contributions to the 401(k) Plan. In 2007, we will match 3% of employee contributions. We also have Executive Supplemental Retirement Plan agreements with each of our named executive officers. For a full description of the material terms of these agreements, please see “Benefits under Supplemental Retirement Plan Agreements” and the Nonqualified Deferred Compensation Table on page 23 of this proxy statement.

Change in Control Arrangements. We have change-in-control agreements with each of our named executive officers. Benefits provided under the change in control agreements are designed to allow our executive officers to continue to work in the best interests of the Company in the event of a change in control. The agreements provide severance payments and benefits to the executive if his or her employment is terminated within three years after a change on control of the Company. All of our executive officers, including the named executive officers, are entitled to gross-up protection for any excise tax that might apply in the case of a change in control. We believe that the severance benefits provided under these change in control agreements are comparable to those provided by the companies in our peer group. For more information on our change in control agreements, please see “Potential Payments Upon Termination or Change in Control” beginning on page 24 of this proxy statement.

Tax Considerations

The Company, because of its compensation levels, generally does not expect to lose deductions otherwise available to it under Section 162(m) of the Internal Revenue Code of 1986, as amended. This section generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies. The Company does not anticipate future compensation payments in excess of the limits prescribed by Section 162(m). As such, it was not a determining factor in establishing the compensation program for 2006.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation. The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during 2006. We do not have employment agreements with our named executive officers and, in 2006, we did not award performance bonuses under a formal bonus program. For a complete description of how our named executive officers earn performance bonuses, please see the Compensation Discussion and Analysis under the heading “Annual Cash Incentives” beginning on page 17 of this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
J. Donald Boggus, Jr. President and Chief Executive Officer of the Company and the Bank	2006	265,000	100,000	357	16,376	19,403	401,136
Leland W. Brantley, Jr. Executive Vice President and Chief Financial Officer of the Company and the Bank	2006	155,000	116,000	267	13,432	8,082	292,781
A. Bradley Rutledge, Sr. Executive Vice President and Chief of Lending Administration of the Bank	2006	168,000	152,000	267	5,114	4,929	330,310
Anthony N. Stancil Executive Vice President and Chief of Lending Production of the Bank	2006	168,000	152,000	267	2,039	10,818	333,124
Bonnie B. Boling Executive Vice President and Retail Administrator of the Bank	2006	120,500	60,500	267	4,706	8,172	194,145

(1)	Reflects the value of cash bonus compensation earned under our annual cash incentive program.
(2)	Reflects the amount recognized by the Company as an expense in 2006 for financial accounting purposes relating to stock and option awards, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The assumptions used in determining the grant date fair values of the option awards are set forth in Note 12 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission.
(3)	Amounts included in this column are reflected in the following table.

	Boggus ($)	Brantley ($)	Rutledge ($)	Stancil ($)	Boling ($)
Employer contribution to 401(k) plan	4,400	3,485	4,400	4,400	3,627
Automobile allowance	—	4,200	—	6,000	4,200
Automobile lease payment	9,564	—	—	—	—
Premiums for life insurance	5,182	—	—	—	—
Value of Endorsement Split-Dollar Plan Agreement	257	397	529	418	345
Total	19,403	8,082	4,929	10,818	8,172

Employer Contributions to 401(k) Plan. We provide a 2% match for employee contributions.

Auto Allowance. Messrs. Brantley and Stancil and Ms. Boling receive an automobile allowance. We value auto allowances based on the actual payments made to the executives.

Automobile Lease Payment. Mr. Boggus receives a car leased by the Company. We value this benefit based on the actual lease payments made by the Company.

Endorsement Split Dollar Plan Agreement. This benefit is funded from life insurance carried on each executive that is purchased and owned by the Company. In the event of the executive’s death while employed, the executive’s beneficiary will receive a death benefit in the amount of 80% of the net at risk life insurance portion of the death benefit. The net at risk insurance portion is the total proceeds less the cash value of the policy.

Grants of Plan-Based Awards. The following table sets forth the individual grants of awards made to each of our named executive officers during 2006. Our named executive officers did not receive their 2006 annual bonuses pursuant to the terms of a non-equity incentive plan, and we did not grant any stock options to our named executive officers in 2006. For a complete description of how our named executive officers earn performance bonuses and the restricted stock granted to our named executive officers, please see the Compensation Discussion and Analysis under the headings “Annual Cash Incentives” and “Long-Term Incentives” on pages 17 and 18 of this proxy statement.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Mr. Boggus	12/21/2006	2,000	93,400
Mr. Brantley	12/21/2006	1,500	70,050
Mr. Rutledge	12/21/2006	1,500	70,050
Mr. Stancil	12/21/2006	1,500	70,050
Ms. Boling	12/21/2006	1,500	70,050

(1)	Award of time-vesting restricted stock under the 2001 Long-Term Incentive Plan, which vests as to 100% of the shares on the third anniversary of the grant date. The compensation committee approved and granted these restricted stock awards on December 21, 2006.
(2)	Reflects the grant date fair value of each award, determined pursuant to FAS 123R.

Outstanding Equity Awards at Fiscal Year End. The following table provides information concerning unexercised options and unvested restricted stock awards outstanding as of December 31, 2006 for each of our named executive officers. We have not granted any performance-based vesting, equity incentive plan awards to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Mr. Boggus	10,000	(1)	—	(1)	10.00	07/05/11	2,000	(9)	93,800
	3,333	(2)	6,667	(2)	30.89	10/23/13
	—	(3)	5,000	(3)	26.51	11/18/14
	15,000	(4)	—	(4)	33.45	07/21/15
Mr. Brantley	3,333	(5)	1,667	(5)	13.85	11/21/12	1,500	(9)	70,350
	1,333	(2)	2,667	(2)	30.89	10/23/13
	—	(3)	4,000	(3)	26.51	11/18/14
	7,500	(4)	—	(4)	33.45	07/21/15
Mr. Rutledge	10,000	(6)	—	(6)	14.00	04/08/12	1,500	(9)	70,350
	833	(2)	1,667	(2)	30.89	10/23/13
	—	(3)	2,500	(3)	26.51	11/18/14
	7,500	(4)	—	(4)	33.45	07/21/15
Mr. Stancil	10,000	(7)	—	(7)	27.27	01/22/14	1,500	(9)	70,350
	—	(3)	2,500	(3)	26.51	11/18/14
	7,500	(4)	—	(4)	33.45	07/21/15
Ms. Boling	5,000	(8)	—	(8)	10.00	07/05/11	1,500	(9)	70,350
	833	(2)	1,667	(2)	30.89	10/23/13
	—	(3)	2,000	(3)	26.51	11/18/14
	7,500	(4)	—	(4)	33.45	07/21/15

(1)	Stock options awarded to Mr. Boggus on July 5, 2001 under the 2001 Long-Term Incentive Plan. The stock options vested as to 100% of the shares on July 5, 2003.
(2)	Stock options awarded to the executive on October 23, 2003 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-third of the shares on October 23, 2006. The stock options will vest as to another one-third of the shares on October 23, 2007, and as to the final one-third of the shares, on October 23, 2008.
(3)	Stock options awarded to the executive on November 18, 2004 under the 2001 Long-Term Incentive Plan. The stock options vest as to one-third of the shares on November 18, 2007, as to another one-third of the shares on November 18, 2008, and as to the last one-third of the shares on November 18, 2009.
(4)	Stock options awarded to the executive on July 21, 2005 under the 2001 Long-Term Incentive Plan that vested as to 100% of the shares on December 21, 2005.
(5)	Stock options awarded to Mr. Brantley on November 21, 2002 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-third of the shares on November 21, 2005 and as to another one-third of the shares on November 21, 2006. The stock option vests as to the remaining one-third of the shares on November 21, 2007.
(6)	Stock options awarded to Mr. Rutledge on April 8, 2002 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-half of the shares on April 8, 2004, and as to one-half of the shares on April 8, 2005.
(7)	Stock options awarded to Mr. Stancil on January 22, 2004 under the 2001 Long-Term Incentive Plan. The stock options vested as to one-half of the shares on January 22, 2005, and as to one-half of the shares on January 22, 2006.
(8)	Stock options awarded to Ms. Boling on July 5, 2001 under the 2001 Long-Term Incentive Plan. The stock options vested as to 100% of the shares on July 5, 2004.
(9)	Restricted stock awarded to the executive on December 21, 2006 under the 2001 Long-Term Incentive Plan. 100% of the shares vest on December 21, 2009.
(10)	Reflects the value as calculated using the closing market price of our common stock as of the last trading day in 2006, December 29, 2006 ($46.90).

Benefits under Supplemental Retirement Plan Agreements. We have supplemental retirement plan agreements (SERP Agreements) with each of our named executive officers. Each of the SERP Agreements is a non-qualified, indexed retirement plan. The table below describes the benefits accrued to the named executive officers under the SERP Agreements as of December 31, 2006. The retirement benefits are funded from life insurance carried on each executive that is purchased and owned by the Company. The amount of the benefit provided under the SERP Agreements is dependent on the performance of the insurance index, and therefore such benefits are not guaranteed. The Company does not make a cash contribution to these agreements/ accounts. The named executive officers do not make contributions to these agreements / accounts, nor do they receive any credited earnings on the balance from year to year. None of our named executive officers received a distribution from the SERP Agreements during 2006.

Nonqualified Deferred Compensation

Name	Aggregate Balance at Last FYE ($)(1)
Mr. Boggus	84,166
Mr. Brantley	11,138
Mr. Rutledge	28,757
Mr. Stancil	23,156
Ms. Boling	49,322

(1)	Each executive officer is vested in the Aggregate Balance as follows: Mr. Boggus, 100%; Mr. Brantley, 26.68%; Mr. Rutlege, 26.68%; Mr. Stancil, 13.34%; and Ms. Boling, 60.03%.

The benefits provided under the SERP Agreements are funded from life insurance carried on each executive that is purchased and owned by the Company. Pursuant to the SERP Agreements, we established a “pre-retirement account” as a liability reserve account on the books of the Company for the benefit of the executive. Each year, we increase or decrease the pre-retirement account by an amount equal to the annual earnings or loss for that plan year determined by the aggregate annual after-tax income from the life insurance contracts.

For purposes of the following description, the “Index Retirement Benefit” is equal to the excess of the annual earnings (if any) (determined by the aggregate annual after-tax income from the life insurance contract for that year less the Cost of Funds Expense for that year), divided by a factor equal to 1.09 minus the marginal tax rate. The Cost of Funds Expense for any plan year is calculated by taking the sum of the amount of premiums set forth in the life insurance policies plus the amount of any after-tax benefits paid to the executive pursuant to the SERP Agreement, plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average Federal Funds for the plan year as quoted in the Wall Street Journal.

For purpose of the following description, “normal retirement age,” means age 65.

Benefit upon Retirement. Upon the executive’s retirement from the Company after reaching normal retirement age, and provided the executive has remained in the continuous employment of the Company, he or she will receive a benefit equal to the balance in his pre-retirement account, payable in fifteen equal annual installments commencing thirty days following his or her retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his or her death, an annual benefit equal to the Index Retirement Benefit.

Benefit upon Termination of Service by the Company without Cause or Voluntary Resignation. Upon the executive’s termination by the Company without cause or the executive’s voluntary resignation of service, and prior to the executive reaching normal retirement age, he or she will receive a benefit equal to 6.67% times the number of full years that he or she has been employed by the Company (subject to a maximum of 100%), times the balance in his or her pre-retirement account. This benefit will be paid in fifteen equal annual installments beginning at age 65. In addition to these payments, commencing in the year in which the executive reaches age 65 and continuing until his or her death, the executive will receive an annual benefit equal to 6.67% times the number of full years he or she has been employed by the Company (subject to a maximum of 100%), multiplied by the Index Retirement Benefit.

Benefit Upon Death Prior to Receipt of Full-Balance of Pre-Retirement Account Balance. Upon the executive’s death prior to having received the full balance of his or her pre-retirement account, the unpaid balance will be paid in a lump sum to the executive’s beneficiary. The death benefit will be paid on the first day of the second month following the executive’s death. There is no additional death benefit provided in the SERP Agreements.

Benefit upon Termination of Service by Reason of Disability. In the event the executive’s employment is terminated by reason of his or her disability, the executive will receive the benefit described above under “Benefit upon Retirement,” payable immediately and without regard to whether the executive has reached normal retirement age. The executive will 100% vested in the entire benefit amount.

Termination for Cause. If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control. Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit upon Retirement,” beginning at age 65, as if the executive had been continuously employed by the Company until he or she reaches age 65.

Potential Payments upon Termination or Change in Control

The Company does not have employment agreements with any of its named executive officers. We have change in control agreements with each of our named executive officers. The agreements provide severance payments and benefits to the executive if his or her employment is terminated within three years after a change on control of the Company. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Termination Without Cause; Resignation for Good Reason; Resignation for Any Reason during the 30-day Period Following the 1st Anniversary of a Change in Control. In the event that within three years following a change in control, the executive’s employment is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), or if the executive resigns for any reason during the 30-day period following the first anniversary of the change in control, then he or she will receive a lump sum cash payment consisting of the following:

•	accrued but unpaid salary or benefits,

•	a prorata bonus for the year in which the termination occurred based on the executive’s highest annual bonus received from the Company in the last three years, and

•	a severance payment equal to two times the executive’s then-current annual salary.

For up to two years following his or her termination of employment, the executive will be entitled to continuation of medical and other welfare plans. In addition, all of the executive’s outstanding stock options and restricted stock awards will become fully vested and exercisable.

Termination Due to Death or Disability; Expiration of Employment Period. In the event of executive’s termination of employment by reason of his or her death or disability, or upon the expiration of the employment period, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a prorata bonus for the year in which the termination occurred based on the executive’s highest annual bonus received from the Company in the last three years.

Termination for Cause; Resignation Without Good Reason. In the event we terminate the executive’s employment for cause, or the executive terminates employment without good reason, the executive will be entitled to his or her accrued but unpaid salary or benefits.

Each of the change in control agreements provides that the executive will be entitled to a tax gross-up payment from us to cover any excise tax liability he or she may incur as a result of payments or benefits that may be deemed “golden parachute” payments under Section 280G of the Code.

Each of the agreements contains confidentiality covenants that apply during the executive’s employment with us and after his or her termination of employment.

Summary of Termination Payments and Benefits. The following table summarizes the approximate value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment at the close of business on December 31, 2006. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

	Boggus	Brantley	Rutledge	Stancil	Boling
Reason for Termination:
By Executive for Good Reason; By Company Without Cause
Benefits under SERP (1)	84,166	11,138	28,757	23,156	49,322
Total Estimated Value of Payments and Benefits	84,166	11,138	28,757	23,156	49,322

Termination Following a Change in Control by Executive for Good Reason or By Company Without Cause
Prorata Annual Bonus (2)	100,000	116,000	152,000	152,000	60,500
Cash Severance (3)	530,000	310,000	336,000	336,000	241,000
Health & Welfare Continuation (4)	11,617	10,638	2,627	10,840	10,107
Value of Accelerated Equity Awards (5)	302,489	249,703	148,014	121,325	137,819
Benefits under SERP (6)	210,443	110,597	91,183	338,795	130,250
280G Tax Gross-Up (14)	0	0	0	0	455,585
Total Estimated Value of Payments and Benefits	1,154,549	796,938	729,824	958,960	1,035,261

Death (13)
Value of Accelerated Equity Awards (5)	302,489	249,703	148,014	121,325	137,819
Life Insurance Proceeds (7)	1,000,000	310,000	336,000	336,000	241,000
Endorsement Split Dollar Plan Benefit (8)	523,510	614,904	617,899	919,489	347,886
Benefits under SERP (9)	69,948	30,777	54,449	41,128	55,691
Total Estimated Value of Payments and Benefits	1,895,947	1,205,384	1,156,362	1,417,942	782,396

	Boggus	Brantley	Rutledge	Stancil	Boling
Disability (13)
Value of Accelerated Equity Awards (5)	302,489	249,703	148,014	121,325	137,819
Benefits under SERP (10)	400,566	283,053	212,247	538,266	163,013
Total Estimated Value of Payments and Benefits	703,055	532,756	360,261	659,591	300,832

Retirement (11)
Benefits under SERP (11)	0	0	0	0	0
Total Estimated Value of Payments and Benefits	0	0	0	0	0

By Company for Cause
Benefits under SERP (12)	0	0	0	0	0
Total Estimated Value of Payments and Benefits	0	0	0	0	0

(1)	Reflects the benefit payable under the SERP Agreement upon the executive’s voluntary resignation of employment, as described in the Nonqualified Deferred Compensation table under “Benefit Upon Termination of Service by the Company without Cause or Voluntary Resignation.”
(2)	Reflects the prorata annual bonus for the year of termination based on the executive’s highest annual bonus received from the Company in the last three fiscal years.
(3)	Reflects cash severance equal to two times the executive’s then annual salary.
(4)	Estimated Company monthly costs based on 2006 projections for (i) continuation of medical and dental coverage, and (ii) continuation of long-term disability insurance and life insurance, in the following amounts for each executive: Mr. Boggus, $484.05; Mr. Brantley, $443.27; Mr. Rutledge, $109.45 (long term disability and life insurance only); Mr. Stancil, $451.65; and Ms. Boling, $421.14.
(5)	Based on $46.90, the closing price as of December 29, 2006, which was the last trading day of 2006. Pursuant to the terms of the 2001 Long-Term Incentive Plan, all equity awards vest upon the executive’s termination of service by reason of his or her death or disability, or upon the occurrence of a change in control. For purposes of this calculation, we assumed that the executive terminated employment immediately following the change in control, his or her unvested stock options and restricted stock (as reflected in the Outstanding Equity Awards table) became fully exercisable on 12/31/06, and the executive exercised such options on the same day.
(6)	Reflects the benefit payable under the SERP Agreement upon the executive’s termination of employment after a change of control, as described in the Nonqualified Deferred Compensation table under “Change of Control,” (which benefit is payable in 15 equal annual installments commencing thirty days following his or her retirement date).
(7)	Reflects a death benefit provided by the Company equal to two times salary, subject to a maximum of $500,000. Mr. Boggus would receive an additional $500,000.
(8)	See the description of the Endorsement Split-Dollar Plan Agreement in footnote 3 to the Summary Compensation Table.

(9)	Reflects the benefit payable under the SERP Agreement upon the executive’s death, as described in the Nonqualified Deferred Compensation table under “Benefit Upon Death Prior to Receipt of Full-Balance of Pre-Retirement Account Balance.”
(10)	Reflects the benefit payable under the SERP Agreement upon the executive’s termination of employment by reason of disability, as described in the Nonqualified Deferred Compensation table under “Benefit Upon Termination of Service by Reason of Disability.”
(11)	There is no early retirement benefit under the SERP Agreements. None of our named executive officers were eligible to retire under the SERP Agreements as of 12/31/2006.
(12)	Benefits under the SERP Agreements are not payable upon a termination for cause.
(13)	Assumes the executive terminated by reason of death or disability, as applicable, on 12/31/2006 and the Company did not undergo a change in control. If these terminations followed a change in control, the executive would also receive accelerated vesting of equity awards and a pro rata annual bonus.
(14)	The change in control agreements with the named executive officers provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate and a 6% state income tax rate.

Compensation of Directors. The following table sets forth the cash and other compensation paid by the Company to the members of the Board of Directors of the Company for all services in all capacities during 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($) (4)
John S. Dean, Sr.	48,000	8,723	12,122	68,845
Charles R. Fendley	35,800	8,723	12,706	57,229
Charles Gehrmann	34,300	8,723	12,220	55,243
Michael W. Lowe	22,000	8,723	12,138	42,861
Cecil Pruett	38,500	8,723	12,309	59,532
Janie Whitfield	43,000	8,723	12,159	63,882

(1)	Consists of the following amounts (which are described in the narrative following the table):

Director	Basic Annual Retainer ($)	Meeting Fees ($)	Bank Fees ($)
Mr. Dean	9,000	6,900	32,100
Mr. Fendley	4,000	—	31,800
Mr. Gehrmann	4,000	6,450	23,850
Mr. Lowe	4,000	—	18,000
Mr. Pruett	4,000	—	34,500
Ms. Whitfield	4,000	6,900	32,100

(2)	Reflects the amount recognized by the Company in 2006 for financial accounting purposes relating to option awards. Because the stock options were fully vested upon grant, this amount also represents the grant date fair value of the option awards. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 12 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K, filed with the Securities Exchange Commission.

The aggregate numbers of stock options held by each director as of December 31, 2006 are reflected in the following table. None of the directors hold any stock awards.

Director	Stock Options
Mr. Dean	9,700
Mr. Fendley	7,778
Mr. Gehrmann	9,700
Mr. Lowe	9,700
Mr. Pruett	3,528
Ms. Whitfield	3,128

The following table shows the fully-vested stock options awarded to each director during 2006:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price of Options ($/sh)
Mr. Dean	5/4/2006	750	40.50
Mr. Fendley	5/4/2006	750	40.50
Mr. Gehrmann	5/4/2006	750	40.50
Mr. Lowe	5/4/2006	750	40.50
Mr. Pruett	5/4/2006	750	40.50
Ms. Whitfield	5/4/2006	750	40.50

(3)	Reflects (i) a service award of $12,000, and (ii) the value to the director of the Endorsement Split-Dollar Plan Agreement in the following amounts: Dean, $122; Fendley, $706; Gehrmann, $220; Lowe, $138; Pruett, $309; and Whitfield, $159.
(4)	The directors also participate in the Director Supplemental Retirement Plan (Director Agreement), the benefits of which are funded from life insurance purchased and owned by the Company or the Bank. The benefits under the Director Agreements are described in the table below.

Name	Aggregate Balance at Last FYE ($)
Mr. Dean	72,915
Mr. Fendley	113,148
Mr. Gehrman	74,454
Mr. Lowe	46,773
Mr. Pruett	57,985
Ms. Whitfield	66,714

Director Compensation

Annual Retainer. During 2006, each non-employee director received an annual retainer fee of $4,000. Each member of the Bank’s Board of Directors received an annual retainer fee of $1,500.

Supplemental Retainers. Mr. Dean received an additional $5,000 for his role as Chairman of the Board.

Meeting Fees. Each of our directors received $1,500 for each board meeting attended. Members of the Audit Committee and Compensation Committee of the Company, which also serve as the Audit Committee and

Compensation Committee of the Bank, receive an additional fee of $450 and $300, respectively, for each committee meeting attended. Members of the Loan Committee, the Asset/Liability and Investment Committee, the Mortgage Banking Committee and the Executive Committee of the Bank receive a fee of $300 for each meeting attended.

Equity Awards. In addition, on the date of the 2006 annual meeting of shareholders, each director received a stock option to purchase 750 shares of the Company’s common stock. These options were granted under the 2001 Non-Employee Director Stock Option Plan, and were fully-vested on the date of grant.

Other. Each director has an Endorsement Split Dollar Plan Agreement, which provides a death benefit funded from life insurance carried on each director that is purchased and owned by the Company. Directors may also participate in the Director Supplemental Retirement Plan, the benefits of which are funded from life insurance purchased and owned by the Company or the Bank.

Service Awards. In 2006, the directors received service awards due to the positive financial performance of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of the Company’s common stock authorized for issuance under equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	267,261 shares	$25.37	126,314 options
Equity compensation plans not approved by security holders	0 shares	$0.00	0 options
Total	267,261	$25.37	126,314 options

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Bank and CMS have had, and the Bank expects to have in the future, commercial and mortgage banking transactions in the ordinary course of business with certain of their and the Company’s directors, nominees for director, executive officers, five percent shareholders, members of these persons’ immediate families and certain business organizations with which these persons are associated. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. The Bank is subject to Federal Reserve Regulation O, which governs loans to directors, executive officers and principal shareholders. Each of these transactions, including any loans, has been made on substantially the same terms, including interest rates, repayment terms, and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectibility or present other features unfavorable to the Bank, the Company or CMS. Additional transactions with such persons and businesses are anticipated in the future. At December 31, 2006, the amount of credit extended to directors, executive officers, and principal shareholders and their associates was approximately $14,848,000, or approximately 24.0% of the Company’s consolidated shareholders’ equity.

On October 1, 2004, the Company entered into a lease for its main office and headquarters with Pickland, Inc. The Company renewed the lease for a two-year term beginning on January 1, 2007 pursuant to which the Company will pay rent of $10,500 per month, or $126,000 per year, to Pickland, Inc. The lease contains a provision for a 3% increase for the second year, in which case the Company would pay rent of $10,815 per month, or $129,780 per year. J. Donald Boggus, Jr., our President and Chief Executive Officer and a Director, owns approximately 26% of Pickland, Inc.

In addition, during 2006 the Company paid approximately $813,680 in medical insurance premiums to Blue Cross Blue Shield of Georgia and approximately $87,800 in dental and vision insurance premiums to CompBenefits. This insurance was purchased through Pruett and Associates, an insurance agency owned and controlled by Cecil Pruett, one of our directors. Pruett and Associates received commissions in the amount of $50,506 related to the Company’s purchase of medical, dental and vision insurance. Management believes the commissions are fair and reasonable and do not exceed commissions that would be paid to an unaffiliated third-party firm. The Company expects to continue this relationship in the future.

The Audit Company of the Company’s Board of Directors reviews each potential transaction with a related party, and makes a recommendation regarding such transactions to the Board of Directors. The Board of Directors then discusses each potential transaction and votes to approve or disapprove the transaction. Directors or executive officers who are interested in a particular transaction do not participate in the discussions by the Audit Committee or the Board of Directors regarding the transaction with respect to which they are interested. With respect to the lease between the Company and Pickland, Inc., the Company retained an independent consultant to appraise the property and review the terms of the lease to ensure that the lease conforms economically and on other terms for leases of similar commercial property in the area. With respect to the Company’s medical, dental and vision insurance, the Company obtains competing bids from unaffiliated third-party insurance agencies approximately every 3 years prior to purchasing or renewing insurance policies through Pruett and Associates. The Board of Directors of the Company is currently reviewing and discussing a more formal policy with respect to related party transactions, and intends to adopt such a policy during 2007.

INFORMATION CONCERNING THE COMPANY’S INDEPENDENT AUDITOR

The certified public accounting firm of Dixon Hughes PLLC (“Dixon Hughes”) was the independent auditor for the Company during the year ended December 31, 2006, and has audited the Company’s 2004, 2005 and 2006 consolidated financial statements. The Board of Directors, upon the recommendation of the Audit Committee, has appointed Dixon Hughes as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2007. Representatives of Dixon Hughes are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate questions from shareholders.

Audit and Other Fees

Dixon Hughes has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and it subsidiaries except as auditors and independent certified public accountants of the Company and its subsidiaries. The following table shows the aggregate fees billed to the Company for professional services by Dixon Hughes for fiscal years 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$160,100	$118,973
Audit-Related Fees (2)	19,900	23,000
Tax Fees (3)	16,565	22,530
Other Fees (4)	0	8,850

Total	$212,017	$173,353

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the quarterly interim consolidated financial statements and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, as well as such services as consents and assistance with and review of documents filed with the SEC.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” and include employee benefit plan audits, accounting consultations, internal control reviews, and attest services that are not required by statute or regulation.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above, including consultation regarding prospective business combination transactions.

Based upon the Company’s relationship with Dixon Hughes, including the services and fees described above, the Company’s Board of Directors believes that the provision of services by Dixon Hughes to the Company is compatible with maintaining the independence of Dixon Hughes from the Company.

During the two most recent fiscal years and through the date hereof, the Company has not consulted with Dixon Hughes on items that (i) were or should have been subject to SAS 50, or (ii) concerned the subject matter of a disagreement or reportable event with the former auditor as (described in Regulation S-K, Item 304 (a)(2)).

The Company also paid $7,200 in Audit-Related Fees and $8,252 in Other Fees to Professional Bank Services (“PBS”) during the year ended December 31, 2006. The Audit-Related Fees paid to PBS were for internal documentation and testing of controls required under the Sarbanes-Oxley Act of 2002. The Other Fees paid to PBS were for an internal audit of the Company’s internal controls. The fees paid to PBS were in addition to the fees billed by Dixon Hughes and are not included in the totals set forth in the table above.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. The approval of non-audit services may be delegated by the Committee to any of its members, but may not be performed by the Company’s management. The term of any pre-approval is twelve months, unless the Audit Committee specifically provides for a different period.

The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. In addition to the annual audit work, the independent auditors may perform certain other audit related or non-audit services that are pre-approved by the Audit Committee and are not prohibited by regulatory or other professional requirements. Engagements for the annual audit and recurring tax return preparation engagements shall be reviewed and approved annually by the Audit Committee based on the agreed upon engagement terms, conditions and fees. The nature and dollar value of services provided under these engagements shall be reviewed by the Audit Committee to approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any.

In the event audit-related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee. Any proposed engagement must be approved in advance by the Audit Committee applying the principles set forth in the Pre-Approval Policy prior to the commencement of the engagement. In determining the approval of services by the independent auditors, the Audit Committee evaluates each service to determine whether the performance of such service would: (a) impair the auditors’ independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing his or her own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company. In no event are monetary limits the only basis for the pre-approval of services.

During the 2005 and 2006 fiscal years, all of the professional services provided by Dixon Hughes were pre-approved by the Audit Committee, and no fees were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC on a timely basis initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. During the fiscal year ended December 31, 2006, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

OTHER BUSINESS

Management of the Company presently does not know of any matters to be brought before the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, then the persons designated as proxies will vote on such matters in accordance with their best judgment.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Proposals from shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company on or before December 5, 2007, which is the date that is 120 calendar days before the one-year anniversary of the date that the Company mailed this proxy statement to shareholders, to be eligible for inclusion in the Company’s proxy statement and proxy related to that meeting. Any other matter proposed by shareholders to be discussed at the Company’s 2008 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before February 18, 2008, which is the date that is 45 calendar days before the one-year anniversary of the date that the Company mailed this proxy statement to shareholders, and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the Annual Meeting. Any shareholder proposal not received prior to February 18, 2008 will be considered untimely and, if such proposal is nonetheless presented at the 2008 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

INSTRUCTIONS FOR SUBMITTING PROXY VOTES ONLINEYou may submit your proxy vote online. If you submit your proxy online, you authorize the named proxies to vote your shares in the same manner as if you had marked, signed, and returned your proxy voting form. If you submit your proxy vote by Internet, please DO NOT return your proxy voting form in the mail. You may submit your proxy vote online 24 hours a day, 7 days a week. The online voting facilities will close at 11:59 PM EST on May 2, 2007. You will not be permitted to submit your proxy online after this time. You may revoke your online proxy by following the revocation procedures set forth on p. 2 of this proxy statement.

If you have any additional questions, please e-mail us at btrivedi@crescentbank.com or call 678-454-2270.

Registered Shareholders

If you hold your shares in street name, whether through a broker or otherwise, you may not submit your proxy vote through the Cresecent website. Please follow the instructions for beneficial or “street name” shareholders below.

To vote your proxy online for shares that you hold as a registered shareholder:

(1)	Have in hand the proxy voting form that you received in the mail from Crescent Banking Company.

(2)	Go to our website at www.crescentbankonline.com and click on the proxy voting icon.

(3)	Follow the instructions for voting your proxy.

Beneficial or “Street Name” Shareholders

To vote your proxy online for shares beneficially held or held in “street name”:

(1)	Have in hand the proxy voting ballot that you received in the mail from ADP.

(2)	Go to www.proxyvote.com, which is the Internet voting address printed on the beneficial shareholder voting ballot.

REVOCABLE PROXY	9999999999

CRESCENT BANKING COMPANY

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2007

The undersigned hereby appoints J. Donald Boggus, Jr. and Cecil Pruett, or either of them, each with full power of substitution, as proxies to vote all shares of the $1.00 par value common stock of Crescent Banking Company (the “Company”) that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders to be held Thursday, May 3, 2007, at 1:00 p.m. local time, at the Cherokee County Chamber of Commerce, located at 3605 Marietta Highway, Canton, Georgia, and at any postponement or adjournment thereof (the “Annual Meeting”).

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS PROXY AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, THEN SAID PROXIES WILL VOTE “FOR” APPROVAL OF THE PROPOSAL.

The Board of Directors recommends a vote “FOR” the following proposal:

1.	ELECTION OF DIRECTORS: Authority for the election of Mr. John S. Dean, Sr. and Mr. Charles R. Fendley as Class I directors, to serve until the Company’s 2010 Annual Meeting of Shareholders or until their successors are elected and qualified.

FOR	WITHHOLD AUTHORITY
the nominees listed above (except as marked to the contrary below)	to vote for nominees written below.

I consent to suspending future mailings of the annual report and proxy statement on this account. I have access to copies of the documents or can access them electronically through the Internet. I can revoke this consent at any time by notifying Shareholder Services. (Please check box indicating your consent.)

Please sign exactly as name appears in the registration below. When shares are held by joint tenants both parties should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

COMMON SHARES: 9999999999.999	DATED: , 2007

SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS	Signature
SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS
SHAREHOLDER NAME AND ADDRESS	Signature if held jointly
9999999999

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.